Exhibit 99.1

Sonim Reports First Quarter Results and Accelerating New Product Orders

Ships NewRS80 SmartScanners in Q1, Secures $10M Order for Next-Generation Rugged Phones

Austin, Texas – May 11, 2021 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobile devices, accessories and solutions designed specifically for task workers physically engaged in their work environments, reported financial results for the first quarter ended March 31, 2021 and provided an update on new product orders.

First Quarter 2021 and Recent Highlights

•	Net revenues of $12.2 million, compared with $12.7 million in the first quarter 2020.

•	Gross profit increased 14% year-over-year, and gross margin increased from the first quarter of 2020 to 20.1%.

•	GAAP net loss was $9.3 million, or $0.14 per share.

•	Ended the quarter with cash and cash equivalents of $13.9 million.

•	Expansion into the rugged handheld and tablet computer with integrated barcode scanners enables Sonim to enter a new $2 billion worldwide TAM and open sales opportunities in non-US markets.

•	Announced further growth of Sonim’s distribution platform, including SYNNEX in North America and Syndico in the United Kingdom as Sonim continues to expand its addressable market opportunities.

•	Shipped all available inventory of RS80 SmartScanner rugged tablets following February availability as production continues to ramp up for increased demand in the second quarter.

Announced availability of Sonim’s RS60 handheld computer and barcode scanner beginning in May, further increasing Sonim’s rugged handheld and international sales opportunities. “We are seeing strong early indications of success with our new products, including both considerable signals of demand for our new rugged handheld devices and a $10 million order for our next generation rugged feature phones from a new major U.S. carrier partner. We continue to invest in bringing new products to market that expand not only our customer opportunities, but also enable Sonim to enter international markets where there is a high demand for rugged mobility. In doing so, we expect to expand our addressable markets four-fold by the end of 2021,” said Tom Wilkinson, Chief Executive Officer.

“We are prioritizing R&D investment into our next generation of devices that will fuel sales growth later in the year and in 2022. We believe the shift from higher fixed cost internal manufacturing and software assets in 2020 to competitively priced ODM and contract solutions in 2021 will provide greater efficiencies as the year progresses, and in particular as sales volumes are expected increase in the coming quarters. We also expect these changes will enable Sonim to benefit from wider product development capabilities at lower costs,” said Wilkinson.

First Quarter 2021 Financial Results

Net revenues for the first quarter of 2021 were $12.2 million, compared with $12.7 million in the first quarter of 2020. The change in net revenue reflected the expected decline in sales of our legacy products, partially offset by the introduction of the RS80 late in Q1, and the shipment of over $1 million of product during the period.

Gross profit for the first quarter of 2021 increased 14% to $2.5 million (20.1% of net revenues) from $2.2 million (17.0% of net revenues) in the first quarter of 2020. The increase in gross profit and gross margin included the addition of higher gross margin scanner sales in the first quarter, and recovery from the inefficiencies in the first quarter of 2020 caused by factory and supply chain shut-down due to the global pandemic. Offsetting this benefit, to a certain extent, was that unit costs were negatively impacted by rising component prices for our legacy products as they approach end of life. Sonim anticipates that gross margins will further benefit from increased sales of handheld devices in future quarters, as well as steps taken to convert higher fixed cost internal manufacturing and software functions to competitively priced outsourced solutions going forward.

Operating expenses for the first quarter were $11.5 million, compared with $11.2 million in the first quarter 2020. The increase in operating expenses was driven by $2.4 million in legal expenses pertaining to a previously disclosed and ongoing SEC investigation. Setting aside these legal costs, general and administrative expense declined by 13% year-over-year, and sales and marketing declined by 30% year-over-year, while research and development increased 18%, as Sonim continued to invest to bring additional next generation handset products to market in the second half of 2021.

“First quarter operating expenses were primarily impacted by higher-than-expected legal expenses related to an ongoing SEC investigation. A somewhat elevated level of legal spending is likely to continue until the matter is resolved. A portion of our legal expenses may be covered by our corporate insurance policy in the future once certain deductible levels are met. We have made significant progress on our other operating expense categories, in line with the lean operating mantra Sonim has adopted over the past 18 months. We have also invested cash to fund ODM commitments for our next-generation products launching in the second half of 2021, which we believe will notably expand our addressable market opportunities,” said Bob Tirva, Chief Financial Officer. “We are already seeing traction with these products, including a $10 million stocking order from a U.S. carrier partner, mirroring our enthusiasm for the value proposition these rugged communication devices provide to customers.”

Net loss for the first quarter of 2021 totaled $9.3 million or $(0.14) per basic and diluted share, compared to net loss of $10.0 million in the first quarter of 2020, or $(0.48) per basic and diluted share.

Balance Sheet and Cash Flow

Sonim ended the quarter with $13.9 million in cash and equivalents and remained essentially debt free. The decline in cash was primarily the result of Sonim’s net loss. Inventory was $10.6 million at quarter end, and accounts receivable was $5.8 million.

Sonim’s liquidity has been negatively impacted by a decline in sales of legacy products while next generation products are still under development. In addition, as noted above, legal expenses have been higher than expected and may continue to impact results in the foreseeable future. As a result, substantial doubt exists regarding Sonim’s ability to continue as a going concern. Sonim plans to explore raising additional capital from the sale of equity securities or the incurrence of indebtedness to allow it to continue operations. Sonim has also retained B. Riley as its investment bank to explore capital market financing ideas as well as strategic alternatives for the company including both buy and sell side opportunities. Sonim’s management team and board of directors expects to work closely with the bankers to chart a path forward. However, there can be no assurance that Sonim will be able improve its financial position and liquidity or raise additional capital. Sonim’s strategic plans are not yet finalized and are subject to numerous uncertainties including conditions in the credit and capital markets.

Conference Call

Sonim Technologies will hold a conference call today, Tuesday May 11, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss these results and provide an update on business conditions. To join the call, please dial +1-412-317-5206. To listen to a live webcast of the call, please visit https://www.sonimtech.com/ and select About, then Investor Relations. The webcast will be available as a replay on Sonim’s website following completion of the call. A telephonic replay will be available for 14 days approximately 3 hours after the call concludes by dialing +1-412-317-0088 and entering access code 10155241.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobile phones and accessories designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States— including AT&T, T-Mobile and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and Telus Mobility. Our phones and accessories connect workers with voice, data and workflow applications in two end markets: industrial enterprise and public sector. In 2020, we announced that we would be entering the ruggedized barcode scanner business and we began shipping our first devices in March 2021. Our barcode scanner devices, as well as our ruggedized phones and accessories, are sold through distributors in North America, South America and Europe. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the future performance of Sonim and its partners’ devices and technologies, Sonim’s review of strategic alternatives, Sonim’s expected expansion of its total addressable markets, the timing and market acceptance of new products, and continued market acceptance of existing products. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include Sonim’s ability to be profitable and continue as a going concern; anticipated sales levels of both new and legacy products; Sonim’s reliance on its channel partners to generate a substantial majority of its revenues; the limited operating history in Sonim’s markets; Sonim’s ongoing restructuring and transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; the impact of the COVID-19 pandemic and ongoing Securities and Exchange Commission investigation on Sonim’s business, as well as the other potential factors described under “Risk Factors” included in Sonim’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 and Sonim’s Annual Report on Form 10-K for the year ended December 31, 2020, and any risk factors contained in subsequent quarterly and annual reports it files with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Robert Tirva, Chief Financial Officer

Sonim Technologies, Inc.

IR@sonimtech.com

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2021 and DECEMBER 31, 2020 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$13,912	$22,141
Accounts receivable, net	5,834	4,605
Inventory	10,556	11,344
Prepaid expenses and other current assets	5,961	7,481

Total current assets	36,263	45,571
Property and equipment, net	749	843
Other assets	3,734	3,898

Total assets	$40,746	$50,312

Liabilities and stockholders’ equity
Current portion of long-term debt	$177	$177
Accounts payable	11,194	8,856
Accrued expenses	8,540	11,436
Deferred revenue	—	5

Total current liabilities	19,911	20,474
Income tax payable	1,256	1,243
Long-term debt, less current portion	148	185

Total liabilities	21,315	21,902

Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 66,317,949 and 66,310,867 shares issued and outstanding at, March 31, 2021 and December 31, 2020, respectively.	66	66
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized; and no shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively.	—	—
Additional paid-in capital	224,823	224,522
Accumulated deficit	(205,458)	(196,178)

Total stockholders’ equity	19,431	28,410

Total liabilities and stockholders’ equity	$42,746	$50,312

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2021 and 2020 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2021	2020
Net revenues	$12,240	$12,706
Cost of revenues	9,777	10,541

Gross profit	2,463	2,165

Operating expenses:
Research and development	4,664	3,936
Sales and marketing	2,181	3,131
General and administrative	2,262	2,563
Legal expenses	2,406	509
Restructuring costs	—	1,087

Total operating expenses	11,513	11,226

Loss from operations	(9,050)	(9,061)
Interest expense	—	(319)
Other expense, net	(169)	(401)

Loss before income taxes	(9,219)	(9,781)
Income tax expense	(61)	(183)

Net loss	$(9,280)	$(9,964)

Net loss per share, basic and diluted	$(0.14)	$(0.48)

Weighted–average shares used in computing net loss per share, basic and diluted	66,316,797	20,613,849